The Voyager Group, LTD.
6354 Corte Del Abeto
Suite F
Carlsbad, Ca 92009

File number # 15403-1996.

Designation  of  Rights,  Privileges,   Preferences,   Powers,   Qualifications,
Limitations & Restrictions of Convertible Preferred Stock Series J - 1999 & Royalty Certificates.

Pursuant to the provisions of Sections 78-195,199.5 & 87-196 of the Nevada General Corporate laws, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, Preferences, Powers, Qualifications, Limitatiions & Restriction of the Convertible Preferred Series"J"-1999, & Royalty Certificates

           {The Designations}

FIRST:

             The name of the corporation Is

               Voyager Group Ltd.

SECOND:

            The following resolution established a Convertible Preferred Stock Series J - 1999 (hereinafter referred to as "J") consisting of One Hundred Shares, Par Value $0.001, & Royalty Certificates consisting of four percent of the total gross sales recorded by the company and duly adopted by the Board of Directors and majority shareholders of the corporation on June 13, 1999 in accordance with the Nevada General Corporate Law:

         RESOLVED,

                            The Board of Directors and majority shareholders has
                  hereby created a Convertible stock designated as the "Convertible Preferred Stock Series J - 1999" consisting of one hundred shares, par value- $0.001, and royalty certificates with the following Powers, Preferences, Rights, Qualifications, Limitations, & Restrictions so listed:




                                  {DESIGNATION}







1. LIQUIDATION

1.01 In the event of any voluntary or involuntary or liquidation's (whether complete of partial), dissolution, or winding up of the corporation, the holders of series "J" shares shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders, whether from Capital, Surplus or Earnings, an amount in cash equal to the net book value of the corporation on the date of liquidation, plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. Know distribution shall be made of any common stock, convertible preferred stock AA 1996 or any other series of preferred stock of the corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the corporation unless each holder of series "J" shall have received all amounts to which such series "J" holders shall be entitled under this subsection 1.01.

1.02 If on any liquidation (whether complete or partial), dissolution or winding up of the assets of the corporation available for distribution to holders of series "J" shall be insufficient to pay the holders of outstanding series "J" the full amount to which they otherwise would be entitled under section 1.01, the assets of the corporation available for distribution to holders of series "J" shall be distributed to them on the basis of the number of shares of series "J" stock held by each such holder

1.03     Certain Acquisitions.

A.       Demand Liquidation. For the purposes of this
Section 1.03 a liquidation, dissolution or winding up of the corporation shall be deemed to occur if the corporation shall (i) sell, convey or otherwise dispose of all or substantially all of its property or business or merge or consolidate with any other corporation (other than a wholly owned subsidiary corporation) where the stockholders of the corporation own less than fifty percent 50% of the voting power of the surviving entity after such merger or consolidation or (ii) effect any other transaction or series of related transaction in which more than fifty percent 50% of the voting power of the corporation is disposed of provided that this Section 1.03 shall not apply to merger effected solely for the purpose of changing domicile of the corporation.

B. Valuation of Consideration. In the event of a demand liquidation as described in Section 1.03(i) above if the consideration received by the corporation is other than cash its value will be deemed its fair market value.

        Any securities shall be valued as follows:

          1.Securities not subject to investment letter or other similar restriction on free marketability:





           a.If traded on a securities exchange or the NASSDAQ stock market the value shall be the average of the closing prices of the securities on such exchange over the thirty day period ending three (3) days prior to the closing;

           b.If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices which ever is applicable over the thirty day period ending thirty days prior to he closing; and

           c.If there is no active public market, the value shall be the fair market value there of, as mutually determined by the corporation and the holders of at least a majority of the voting of all then outstanding series "J" preferred stock.

           d.The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restricted arising solely by virtue of a stockholder's status as an affiliate or former affiliate shall make an appropriate discount from the market value determined as above is Section
              1.03(B)(1) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the corporation and the holders of at least a majority of the voting power of all then outstanding shares of series "J" preferred stock.

C. Notice of transaction. The corporation shall give each holders of record of series "J" Preferred stock written notice of such impending transaction not later than (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section
1.03 and the corporation shall hereinafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than then (10) days after the corporation has given the first notice provided for herein or sooner than five (5) days after the corporation has given notice of any material changes provided for herein.






D. Effect of Noncompliance. In the event the requirements of Section 1.03 1 are not complied with, the corporation shall forthwith either cause the closing of the transaction to be postponed until such requirement have been complied with or cancel such transaction, in which event the Rights, Preferences and Privileges of the holders of the "J" preferred stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 1 (103)(1) hereof.


2.VOTING RIGHTS

201 The holder of Series J" preferred stock shall have the right to vote 220,000 share of common stock for one share of Series "J" preferred stock, which could be converted to common stock and with respect to such vote such preferred "J" holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock and be entitled notwithstanding any provisions thereof to of any stockholders' meeting in accordance with the by-laws of the corporation and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

2.02 The holders of series "J' preferred stock shall have the right to vote as a separate class of stock.


3.DIVIDENED PROVISIONS

3.01 J" series holders as a class is entitled to establish dividends, which shall be entitled to receive dividends, out of any assets legally available hereof, prior and in preference to any decoration of payment of any dividend (payable other than in Common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly additional shares of common stock of the corporation). Series "J" preferred stock is adjusted for any stock dividends combinations splits, re-capitalization and the like if declared by the Board of Directors. Such dividends shall be cumulative. In addition, in the event dividends are paid on any share of common stock, an additional dividend shall be paid with respect to all outstanding shares of "J" preferred stock in an amount equal per share if and when issued as converted basis to the amount paid or set aside for each share of common stock of the corporation whenever funds are legally available thereof when as and if declared by the Board of Directors.

4.REDEMTION.

4.01    The "J" series Preferred Stock is not
Redeemable.

5.CONVERSION OF "J" SERIES PREFERRED STOCK.

5.01 Holders of record of any series "J" shares shall have the rights, at there option, any time after issuance of said series, to convert each share of "J" series surrendering, their certificates' "J" series for converted corporate common stock, for which there is know charge into such number of fully paid and non-accessible common stock.

5.02  Series "J" "Conversion Rights" are as follows:

      1.Series J" conversion ratio to common stock of the corporation is one "J" series for two hundred twenty thousand common shares.

     2.Automatic Conversion. "J" Series preferred shall convert Converted to shares of common stock at the so stated conversion ration of common stock except as provided below in Section 6, the corporation's sale of its common stock in an underwritten public offering pursuant to a registration statement under the securities act of 1933, as amended (the "Securities Act "), the public offering price of which is not less than $10.00 per share (appropriately adjusted for any stock split, dividends, combination or other re-capitalization) and which results in gross cash proceeds in excess of $15,000,000 and (ii) the date specified by written consent or agreement of the holders of at least two thirds (2/3) of then outstanding shares of "J" series preferred stock voting as a class.

     3.Mechanics of Conversion. Before any holder of series "J" shall be entitled to convert the same into shares of common stock, he shall surrender the certificate or certificates therefore, duly endorse at the office of the corporation or of any transfer agent for such series and shall give written notice to the corporation at its principal corporate office of the election to convert the same and shall state therein the name of names in which the certificate or certificates for shares of common stock are to be issued. If the conversion is in connection with an underwritten offering or securities registered pursuant to the Securities Act the conversion may at the option of any holder tendering such "J' series stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive common stock upon conversion of such "J" series shall not be deemed to have converted such series "J" until immediately prior to the closing of such sale of securities. If the conversion is on connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may at the option of any holder tendering such Series "J" preferred stock for conversion be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering in which event the persons(s) entitled to receive common stock upon conversion of such Series "J" shall not be deemed to have converted such series "J" preferred stork until immediately prior to the closing of such sale of securities.

6.Conversion adjustments for splits and combination and other distribution of series "J" preferred.

6.01     Common stock splits:

    1.Reverse common stock splits:
      If number of shares of common stock outstanding at any time after purchase date of series "J" is decreased by a combination of the series "J" preferred stock, the conversion ratio for each series "J" preferred shall remain the same so that the number of shares of common stock issued upon conversion of each share of series "J" shall increase in proportion to such decrease in outstanding common shares.

   2.Forward stock splits:
     If the number of shares of common stock outstanding at any time after purchase date of series "J" is increased by a combination conversion ration for each series "J" preferred shall be increased the same so that the number of shares of common stock issued on conversion of each share of such series "J" shall increase in proportion to such increase in outstanding common shares.




6.02     Common Stock Equivalents
Means outstanding common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of common stock. Series "J" Preferred stock shall be entitled to a proportionate share of any such distribution.

6.03     Other distributions.
In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons assets excluding cash dividends or options or rights not referred to in this document the holders of series "J" preferred shall be entitled to a proportionate share of any such distribution.


7.KNOW IMPAIRMENT.

7.01 Corporation will not, by amendment of its certificate of Incorporation or through any reorganization, re-capitalization, transfer of assets, consolidation, merger dissolution issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this document and in the taking of all such action as may be necessary or appropriate in order to protect the rights or Series "J" preferred sharers against impairment.

8.KNOW FRACTION SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

8.01 Know fractional shares shall be issued upon the conversion of any share or shares of series "J" the number of shares of common stock to be issued shall be rounded to the nearest whole share.

8.02 The corporation shall upon the written request at any time of any holder of Series J" Preferred stock furnished or cause to be furnished to such holders a like certificate setting forth (a) such adjustments or readjustments,(b)the conversion ration for series "J" at the time in effect and the additional shares of common stock and the amount if any of other property which at the time would be received upon conversation of a share of series "J" preferred stock







9.RESERVATION OF STOCK ISSUSBLE UPON CONVERSION.

9.01 The corporation shall at all times reserve and keep available out of its authorized but un-issued shares of common stock, solely for the propose of effecting the conversion of the shares of the series "J" preferred stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series "J" preferred stock and if at any time the number of authorized but unissued shares of common stock shall be sufficient to effect the conversion of all then outstanding shares of such series "J" preferred stock in addition to such other remedies as shall be available to the holders of such preferred stock the corporation will take such corporate action as may in the option of its counsel be necessary to increase its authorized but unisssued shares of common stock to such number of shares as shall be sufficient for purposes of this document.

10.NOTICES.

10.01 Any notice required by the provisions of the Section 5 to be given to the holders of series "J" preferred stock shall be deemed given: (I)upon person delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile as sent during normal business hours of the recipient; if not then on the next business day; (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery with written verification of receipt; or (iv) five (5) days after having been deposited in the United States mail postage prepaid. All notices shall be addressed to each holder of record at his address appearing on the books of the corporation.

11.PROTECTIVE PROVISIONS

11.01 So long as at least one (1) shares of series "J" preferred stock is outstanding (as adjusted for stock splits, stock dividends combinations or re-capitalization's and the like), the corporation shall not without fist obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two thirds (2/3) of then outstanding shares of Series "J" preferred stock, voting together as a class:

a.        authorize or issue, or obligate itself to issue any other
             equity security, including any other security convertible into or exercisable of or any equity security having a preferences, over or being party with, the Series "J" with respect to voting dividends conversions or upon liquidation;
b.        effect a liquidation dissolution or winding up of the
             corporation or a transaction described in sections above;
             declare or pay any dividends to the holders of shares of common stock or other preferred stock;






c.       amend, alter or appeal the corporation's certificate
             of Incorporation or bylaws or take any other action, whether by merger consolidation or otherwise in manner that would alter or change the rights preferences or privileges of the shares of Series "J" preferred stock so as to affect adversely the shares of such class.

12.STATUS OF CONVERTED SERIES "J" PREFERRED STOCK.

12.01 In the event any shares of series "J" preferred  stock pursuant to Section
(5) Hereof, the shares so converted shall be retired and canceled and shall not be reissued by the corporation. The certificate incorporation or the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock. No shares of Series "J" preferred stock acquired by the corporation by reason or redemption, purchase or other wise shall be reissued.

13.SERIES "J" PREFFERED STOCK

13.01 The corporation shall be entitled to treat the person whose name any share of its series"J"is registered as the owner thereof for all purposes and shall not be bound to recognizes any equity or other claim to or interest in, such series "J" the part of any other person, whether or not the corporation shall have thereof, except as expressly provided by applicable law.


14.PURSCHASERS OF SERIES "J" PREFERRED STOCK;
      "INVESTORS RIGHTS AGREEMENT"

14.01 July 13, 1999-52% majority of the special meeting of shareholders adopted by a unanimously vote. Resolved: the company, purchaser and the parties thereto shall have executed and delivered the "Investor's Right's Agreement" to the secretary of the corporation attached as Exhibit A.

15.ROYALITY CERTIFICATES

15.01 Royalty Certificates are issued at the time of closing of Series "J" preferred stock to purchases. Only "Major
Investors" meaning investors owning over 10 Series
"J" preferred stock(or common stock issued upon conversion there of).

15.02 Royalty Certificate carry a "Right of Fist Offer" subject to the term conditions specified herein. The company hereby grants to each "Major Investor" as hereinafter defined a "Right of First Offer" with respect to future sales by the company of its shares (as hereinafter defined). For purposes of this document and section 2.3 of the "Investors Right Agreement" a major investor shall mean any person who holds a least 10 shares of the preferred stock (or the common stock issued upon conversion thereof). For purpose of the document and section 2.3 of the above mentioned "Investor Rights Agreement" major investor who chooses to exercises the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.


A. Each time the company proposes to offer any shares of or securities convertible into or exercisable for any shares of any class of its capital stock (shares), the company shall first make an offering of such shares to each "Major Investors" in accordance with the following provisions:

      1.The company shall deliver a notice by certified mail or overnight courier (notice) to the major investors stating (i) its bona file intention to offer such shares, (ii) the number of shares to be offered and (iii) the price and terms, if any upon which it proposes to offer such shares.

      2.Within 15 calendar days after delivery of the Notice, each "Major Investor" may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such shares which equals the proportion that the number of shares of common stock issued and held or issuable upon conversion and exercise of Series "J" preferred stock then held by such "Major Investors" bears to the total number of shares of common stock outstanding (assuming full conversion and exercise of all convertible or exercisable securities.

      3.The company may, during the 60 day period following the expiration of the period provided in subsection 2.3(b) of "Investor Rights Agreement", offer the remaining unsubscribe portion of the shares to any person or persons at a price not less than, and upon the terms no more favorable to the offeree than those specified in the Notice. If the company dose not enter into a agreement for the sale of the shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the rights provided hereunder shall be deemed to be revived and such shares shall not be offered unless first re-offered to the "Major Investors" in accordance herewith.

         4.The "Right of First Offer" shall not be applicable (i) to the issuance or sale of capital stock (or option thereof) to employees, consultants, officers or directors of the company pursuant to stock purchase or stock option plans or agreements approved by the Board of Directors of the company (including options granted prior to the date hereof), (ii) to the issuance of securities in connection with bona fide acquitions mergers or similar transactions (iii) to the issuance of securities to financial institutions or leseors in connection with credit arrangements, equipment financing or similar transactions, (iv) sale of series "J" preferred stock and the common stock issued upon conversion of the Series "J" preferred stock (v) to the issuance of securities in a public offering of securities pursuant to a registration statement filed under the Securities Act (vi) to the issuance of securities pursuant to the conversion or exercise of options warrants notes or other rights to acquire securities of the company or (viii) to the issuance of securities pursuant to stock splits, stock dividends or like transactions.

   B.Termination of "Rights to First Offer".
     1.The convents set forth herein and section 2.3 of the "Investor Rights Agreement" shall terminate as to each "Major Investor" and be of no further force or effect (i) upon the consummation of a qualified IPO, or (ii) when the company shall (a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merger or consolidate with any other corporation other than a wholly owned subsidiary corporation) where the stockholders of the company own less than fifty percent (50%) of the voting of the surviving entity after such merger is consolidation or (b) effect any other transaction or series of related transaction in which more than fifty percent (50%) of the voting power of the company is disposed of provided that this subsection (ii) shall not apply to a merger affected exclusively for the purpose of changing the domicile of the company.
     2.The convents set forth herein document and section 2.3 of "Investor Right Agreement" shall terminate as to each holder and be of no further force of effect when the company first becomes subject to the periodic reporting requirement of Section 13 or 15 (d) of the Exchange Act.

16       ROYALITY CERTICATE -PERPETUAL EXISTENCE-

16.01 Royalty Certificates represent a perpetual royalty payment of four percent 4% on or before the 15th of each month following the starting month when gross sales of the company exceeds one hundred twenty thousand per month.
      1.Payment from the company to the royalty certificate holder hall begin on the 15th each month upon the company's total Company sales exceed one hundred twenty thousand per month. Gross sales for this purpose shall mean the entire selling price computed on a cash basis, of all products sold by the company.
      2.Monthly payments received by royalty certificate holders shall remain binding for the corporate life of company and subsidiaries including but not limited to the reorganizations combinations, mergers herein.









17.ROYALITY CERTICATE PAYMENT NON-TERMINATION.

17.01 The Board of Director of neither the company nor a majority of shareholders shall terminate this four (4%) royalty payment of the total gross sales recorded by the company.

17.02 The Royalty Certificate holders only may unilaterally, at any time terminates royalty payment or any singular section herein.

18.DEFAULT OF ROYALITY PAYMENT MONTHLY.

18.01 In any month that the company shall be in default of its Monthly payment to Royalty Certificate holders the company understands and agrees that the Royalty Certificate holders shall charge a penalty of 18% of the amount in default. Holders of Royalty Certificates can jointly take legal action if default is over 60 days past due.

19.ROYALITY CERTIFACTE HOLDER-LAW SUITE.

19.01 In the event the company should decide to bring lawsuit against royalty certificate holders. The Board of Director of the company or majority shareholders nor the officers of the company shall not stop the monthly payment from the company to the Royalty Certificate Holders herein during the course of the law suite. The Company's Royalty Payment monthly to Certificate holders must continue until the sooner of the time when judgment is determed in favor of the company or the parties settle the matter.





          In witness whereof, the following Designation of Rights, Privileges, Preferences, Qualifications, Limitations & Restrictions of Convertible Preferred series "J" 1999 & Royalty Certificates the company has been executed this day Aug 24, 1999.



THE VOYAGER GROUP LTD
Michael Johnson

-------------------------
Vice President & Secretary
Director